UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

Microsemi Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-08866	95-2110371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Morse Avenue
Irvine, California		92614
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 221-7100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 30, 2010, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Microsemi Corporation, a Delaware corporation (“Microsemi”), Rabbit Acquisition Corp., an Indiana corporation and a wholly owned subsidiary of Microsemi (“Purchaser”), and White Electronic Designs Corporation, an Indiana corporation (“WEDC”), Microsemi completed its acquisition of all the outstanding shares of common stock of WEDC (the “Shares”). Microsemi’s acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by Purchaser for the Shares (the “Offer”) followed by the merger of Purchaser with and into WEDC, with WEDC surviving the merger as an indirect wholly-owned subsidiary of Microsemi (the “Merger”).

The Offer expired at 12:00 midnight, New York City time, at the end of April 27, 2010. Based on information provided by Computershare Trust Company, N.A., the depositary for the Offer, a total of 13,519,550 Shares (including Shares tendered by notice of guaranteed delivery), representing approximately 57% of the outstanding Shares, were validly tendered and not withdrawn as of the expiration of the Offer. On April 28, 2010, Purchaser accepted for payment all Shares validly tendered and not withdrawn prior to the expiration of the Offer at a purchase price of $7.00 per Share (the “Per Share Amount”), net to the selling shareholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 31, 2010, as amended and supplemented, and the related Letter of Transmittal.

Based on the per Share consideration of $7.00 and the number of Shares validly tendered and accepted for payment (including Shares tendered by notice of guaranteed delivery) at the expiration of the Offer, as of April 27, 2010, the value of the Shares purchased by Purchaser in connection with the offer was approximately $94,636,850. The funds used by Purchaser to purchase the Shares were from cash on hand.

After the expiration of the Offer and acceptance of the tendered shares by Purchaser, WEDC repurchased an aggregate of 5,502,435 Shares from certain third parties at a purchase price of $7.00 per Share. The funds used by WEDC to purchase the Shares were from cash on hand.

On April 29, 2010, in order to acquire more than 90% of the outstanding Shares (excluding Shares tendered by notice of guaranteed delivery and not yet delivered), Purchaser exercised its option to purchase Shares pursuant to the terms and conditions of the Merger Agreement (the “Top-Up Option”), whereby Purchaser acquired 40,528,962 newly issued Shares at a purchase price equal to the Per Share Amount. As a result, Purchaser then owned more than 90% of the outstanding Shares (excluding Shares tendered by notice of guaranteed delivery and not yet delivered).

On April 30, 2010, pursuant to the terms and conditions of the Merger Agreement, Purchaser was merged with and into WEDC, without a meeting of WEDC’s shareholders in accordance with Indiana’s “short-form” merger statute. As a result of the Merger, each outstanding Share that was not purchased in the Offer (other than Shares held in the treasury of WEDC or owned by Purchaser, Microsemi or any direct or indirect wholly owned subsidiary of Microsemi or WEDC, which Shares were cancelled in the Merger) was converted into the right to receive $7.00 per Share, in cash, without interest. Upon consummation of the Merger, WEDC became a wholly owned subsidiary of Microsemi.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was included as Exhibit 2.1 to the Current Report on Form 8-K filed by Microsemi with the Securities and Exchange Commission on March 30, 2010, and which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On May 3, 2010, the Company issued a press release announcing the completion of the Merger and updating financial guidance to account for the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release issued by Microsemi Corporation on May 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsemi Corporation
(Registrant)

	By:	/s/ JOHN W. HOHENER
Date: May 4, 2010		John W. Hohener
Executive Vice President, Chief Financial Officer, Treasurer and Secretary